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                                                                     EXHIBIT 5.1

                             Vinson & Elkins L.L.P.
                          666 Fifth Avenue, 26th Floor
                             New York, NY 10103-0040

June 18, 2003

Penn Virginia Resource Partners, L.P.
Penn Virginia Resource GP, LLC
Three Radnor Corporate Center
100 Matsonford Road
Suite 230
Radnor, Pennsylvania  19087

Ladies and Gentlemen:

         We have acted as counsel to (i) Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the "Partnership"), and (ii) Penn Virginia Resource GP, LLC, a Delaware limited liability company and general partner of the Partnership (the "General Partner"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to which this opinion is an exhibit. The Registration Statement relates to the offering from time to time, as set forth in the form of prospectus contained therein (the "Prospectus"), of common units representing limited partner interests in the Partnership (the "Units") to be offered by the selling unitholder named in the Prospectus (the "Selling Unitholder") on the terms to be determined at the time of the offering. The Units include 1,240,833 common units issuable upon conversion of Class B common units of the Partnership (the "Class B Common Units"). We have also participated in the preparation of the Prospectus.

         In rendering the opinions set forth below, we have examined and relied upon (i) the Registration Statement, including the Prospectus; (ii) the Third Amended and Restated Limited Liability Company Agreement of the General Partner;
(iii) the First Amended and Restated Agreement of Limited Partnership of the Partnership and Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of the Partnership (together, the "Limited Partnership Agreement"); and (iv) such certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

         In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission (the "Commission") describing the Units offered thereby; (iii) all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (iv) a definitive underwriting or similar agreement with respect to any Units offered will have been duly authorized and validly executed and delivered by the Partnership, the Selling Unitholder and the

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June 18, 2003

other parties thereto; and (v) any Units issuable upon conversion of the Class B Common Units will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion.

         Based upon and subject to the foregoing, we are of the opinion that when (a) the Partnership has taken all necessary action to approve the issuance of the Units, the terms of the offering thereof and related matters, (b) with respect to the Units issuable upon the conversion of Class B Common Units, when the conditions set forth in the Partnership Agreement with respect to such conversion have been met and such Units have been issued in accordance with the terms thereof, and (c) the Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefore provided for therein, such Units will be validly issued, fully paid and nonassessable.

         The opinions expressed herein are qualified in the following respects:

         A. We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

         B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

         C. In conducting our examination of documents executed by parties other than the Partnership and the General Partner, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

         D. This opinion is limited in all respects to federal laws, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States.

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June 18,2003

         We hereby consent to the references to our firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

                                            Very truly yours,

                                            /s/ VINSON & ELKINS L.L.P.